Exhibit 10.1

March 20, 2006
Mr. Peter Ragauss
164 Oakwood Court
London, W14 8JT
United Kingdom
Dear Peter,
I am pleased to offer you the position of Senior Vice President and Chief Financial Officer, Baker Hughes Incorporated (the “Company”), located in Houston, Texas. You will report directly to me in your new position.
The elements of your compensation package will be effective April 26, 2006, and are as follows:
1)	Your base salary will be $43,750.00 per month, paid biweekly as earned.
2)	The compensation package includes participation in the Company’s Annual Incentive Compensation Plan. The Expected Value (“EV”) target for your salary grade is 65%. Your 2006 ICP bonus will be based on your 2006 annual salary and will not be prorated. Your 2006 bonus objectives will be weighted as follows:
90% Corporate Financial Goals (BVA/EPS)
10% Performance and Core Values (“PCV”)
Your 2006 ICP award actual payout will be based on your performance level and is contingent upon the Company achieving predetermined financial results and approval by the Compensation Committee of the Board of Directors.
3)	Your compensation package includes eligibility for participation in the Company’s 2002 Director & Officer Long-Term Incentive Plan (the “Long-Term Incentive Plan”). Effective April 26, 2006, you will receive a grant representing your annual long-term incentive award, including stock options, restricted stock and performance units, under the Long-Term Incentive Plan at a value equivalent to 375% of your annual salary. The grant will be allocated as follows:
i)	A Stock Option award in the amount of 15,025 shares, of which 1/3 will vest on the 26th day of April in each year 2007, 2008 and 2009. An additional Stock Option award in a similar amount is expected to be granted in July 2006 per the terms and conditions of the Long-Term Incentive Plan.

ii)	A Restricted Stock award in the amount of 8,315 shares, of which 1/3 will vest on the 26th day of April in each year 2007, 2008 and 2009.

iii)	A Performance Unit award in the amount of 7,875 units, of which 100% will vest at the end of the three-year performance period based on the achievement of specific performance goals. Performance Units will only have value if the Company achieves certain cumulative

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operational Baker Value Added (BVA) targets measured over the three-year performance period.

All grants are subject to approval by the Compensation Committee of the Board of Directors and are subject to the Terms and Conditions of the Award Agreements.
4)	Effective on your first date of employment, you will receive a Restricted Stock Award of 25,344 shares of the Company’s common stock, of which 6,336 shares shall vest on the 26th day of April in each of the years 2008 and 2009 and the remaining 12,672 shares shall vest on the 26th day of April in 2010; provided that you remain in the employment of the Company. If you are terminated without cause, as defined in the Long-Term Incentive Plan, 50% of the total grant (12,672 shares) will automatically vest. These shares will be entitled to receive dividends prior to vesting. All grants are subject to approval by the Compensation Committee of the Board of Directors.

5)	Effective on your first date of employment, you will receive a Stock Option Award in the amount of 32,709 shares, of which 10,903 options will vest of the 26th day of April in each year 2007, 2008 and 2009, subject to the Terms and Conditions of the Company’s 2002 Director & Officer Long-Term Incentive Plan. The term of the option will be ten years, at an option price equal to the fair market value on the date of grant. All grants are subject to approval by the Compensation Committee of the Board of Directors as outlined in the Long Term Incentive Plan.

6)	In the event of retirement (defined as age plus years of service with the Company equals or exceeds 65), all granted but unvested options shall immediately vest. You shall have five years from the date of termination of employment due to retirement to exercise the options (but not later than the expiration date). All unvested restricted stock is forfeited upon retirement.

In the event of long-term disability (as defined in the Long-Term Incentive Plan), all granted but unvested options and restricted stock shall immediately vest. You shall have five years from the date of termination due to long-term disability to exercise the options (but not later than the expiration date).

In the case of death, all granted but unvested options and restricted stock shall immediately vest. The options shall be exercisable for a period of one year in the case of death (but not later than the expiration date).
7)	You will be expected to attain and maintain a level of ownership of Baker Hughes Incorporated stock equal to at least three times your base salary, within five years of your initial appointment as Senior Vice President and Chief Financial Officer.
8)	You will be covered by the Company’s Executive Severance Policy. The purpose is to provide executives, who are terminated for specific reasons, an income for a fixed period of time while actively looking for other employment. In the event of your termination, under the current policy you will receive, among other benefits, a payment equal to eighteen months of your base salary at the time of your termination. This policy may change at the discretion of the Company’s Board of Directors.
9)	You will also be eligible for participation in the executive perquisite program, which entitles you to a perquisite award in the amount of $20,000 per year for expenses incurred under the program. Award amounts are paid in quarterly installments, and your quarterly award payments will begin in May, 2006. This policy may change at the discretion of the Company’s Board of Directors.

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10)	You will be eligible to participate in Company-sponsored benefit programs, including the Supplemental Retirement Plan (SRP), our health & welfare programs, Thrift (401k) Plan, Pension Plan and Employee Stock Purchase Plan. You will have a choice of coverage options that best suit you and your family’s needs. Coverage options and contribution amounts are related to your benefit elections, base salary level (as appropriate) and specific requirements of each of these plans, as outlined in the benefit’s Summary Plan Description.
11)	You will receive relocation benefits in accordance with the Company’s relocation policies, which have been provided to you separately. You will also receive a lease cancellation allowance of $100,000. This allowance includes, but is not limited to the cancellation of all leases related to vehicles, housing, furnishings, and gym memberships in connection with your relocation to Houston.
12)	In connection with your employment with the Company, the Company will enter into a Change in Control Severance Agreement and an Indemnification Agreement with you in the form entered into with other senior executive officers of the Company.
This offer is contingent upon approval from the Board of Directors and the successful completion of an executive physical, background check, which includes civil and criminal litigation history, credit check, verification of employment, degrees, certifications and/or licenses, reference checks, and pre-employment drug test.
This offer does not guarantee employment for a specified term and is not to be construed as a contract limiting the prerogative of the Company to terminate the employment relationship with or without cause and with or without notice.
Please acknowledge your acceptance of this offer by initialing and signing where indicated one copy of this letter and returning it to me.
I look forward to working with you as we lead Baker Hughes Incorporated to a new level of performance.
Sincerely,

/s/  Chad C. Deaton
Chad Deaton
Chairman and Chief Executive Officer
Enclosures

Agreed and Accepted:

/s/ Peter A. Ragauss	27 March 2006
Peter Ragauss	Date

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